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                                                                   EXHIBIT 10.10


                     EMPLOYMENT AND NONCOMPETITION AGREEMENT

       THIS AGREEMENT is dated as of November 6, 1996 and is between WINTHROP RESOURCES CORPORATION, a Minnesota corporation (the "Company") and JACK A. NORQUAL, an individual residing in the State of Minnesota (the "Employee").

                                    RECITALS

A. Company wishes to continue the services of the Employee for at least the duration of this Agreement, and the Employee wishes to provide his services for such period.

B. Company desires reasonable protection of its confidential business and technical information.

C. Company desires assurance that the Employee will not compete with it for a reasonable period of time after termination of employment, and Employee is willing to refrain from competition.

D. Employee desires to be assured of a minimum Base Salary from Company for Employee's services for the term of this Agreement (unless earlier terminated), and to have the opportunity to earn certain incentive payments provided for herein.

NOW, THEREFORE, in consideration of Employee's acceptance of and continuance in Company's employment for the term of this Agreement and the parties' agreement to be bound by the terms contained herein, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

For purposes of this Agreement, the following terms have the following meanings:

1.01 "BASE SALARY" shall mean regular cash compensation paid on a periodic basis exclusive of benefits, bonuses and incentive payments.

1.02 "COMMITTEE" shall mean the Compensation and Stock Option Committee of the Board of Directors of the Company. The Committee shall consist solely of directors who are not employees of the Company or a Subsidiary.

1.03 "COMPANY" shall mean Winthrop Resources Corporation, and any lawful successor in interest.

1.04 "CONFIDENTIAL INFORMATION" shall mean information or material which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including:


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       (a)    information or material relating to the Company, and its
              businesses as conducted or anticipated to be conducted, business plans, operations, past, current or anticipated software, products or services, customers or prospective customers, or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities;

       (b) information or material relating to the Company's inventions, improvements, discoveries, "know-how," technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of the Company's software, products or services;

       (c) information which when received is marked as "proprietary," "private," or "confidential";

       (d)    trade secrets;

       (e) software in various stages of development, including computer programs in source code and binary code form, software designs, specifications, programming aids (including "library subroutines" and productivity tools), programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases; and

       (f) any similar information of the type described above which the Company obtained from another party and which the Company treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company.

       Notwithstanding the foregoing, "Confidential Information" does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of Employee outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.

1.05 "DISABILITY" shall mean the inability, as reasonably determined by the Company, of Employee to perform his duties under this Agreement because of illness or incapacity for a continuous period of six (6) months. In the event that Employee objects that the Company has not reasonably determined Employee's inability to perform his duties, the issue shall be determined by three physicians, one selected by the Company, one by Employee, and the third selected by the first two. The majority opinion of the three physicians shall be final and binding on the Company and Employee.

1.06 "GOOD REASON" shall mean a termination by Employee after one or more of the following events has occurred without Employee's concurrence, and has remained uncorrected for a period of thirty days after Employee provides written notice of such occurrence to the Company; (1) an adverse change in Employee's status or position as an executive officer of the Company, including without limitation any adverse change in Employee's status or position as a result of material diminution in Employee's duties, responsibilities or authority


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       as compared to the same as in effect of the date of this Agreement (or as compared to any status or position to which Employee may be promoted after the date hereof); or (2) the Company requiring Employee, without his consent, to relocate his principal office, or the principal situs for the performance of his duties, more than 20 miles from the current corporate offices of the Company unless such relocation requirement is made in conjunction with a relocation of the Company corporate offices substantially as a whole.

1.07 "PLAN" shall mean any profit sharing, pension, life insurance, accident insurance, disability insurance, health insurance, hospitalization, medical reimbursement or other employee benefit plan including, without limitation, the Company's 401(k) Plan.

1.08 "SUBSIDIARY" shall mean; (a) any corporation at least a majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the occurrence of a contingency) is at the time owned by the Company and/or one or more Subsidiaries thereof; and (b) any division or business unit (or portion thereof) of the Company or a corporation described in clause
       (a) of this Section 1.08.


                                   ARTICLE II

                           EMPLOYMENT, DUTIES AND TERM

2.01 EMPLOYMENT, POSITION. Upon the terms and conditions set forth in this Agreement, the Company hereby employs Employee, and Employee accepts such employment. During the term of this Agreement, Employee shall serve as a senior executive officer of the Company, with his title to be determined from time to time by the Committee. Termination of this Agreement prior to the end of the term stated in Section 2.03 by either party shall also terminate Employee's employment by the Company.


2.02   DUTIES.

       (a) Employee shall devote his full-time and reasonable best efforts to the Company and to fulfilling the duties of his position which shall include such duties with respect to the Company as may from time to time be assigned him by the Committee, provided that such duties are reasonably consistent with Employee's education, experience and background.

       (b) Employee shall operate the business of the Company in the best interests of the Company and its shareholders.

       (c) Employee shall comply with the Company's policies and procedures to the extent they are not inconsistent with this Agreement in which case the provisions of this Agreement prevail. In addition, Employee shall comply with the Company's policies on employee conduct and business ethics.

2.03 TERM. The term of this Agreement shall commence January 1, 1997 and run for two (2) years unless terminated as provided in this agreement. Commencing each second January


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       1 after January 1, 1997, the term of Employee's employment hereunder shall be automatically extended for two (2) additional years unless on or before the November 1 immediately preceding any such January 1 either party gives written notice to the other of the cessation of further extensions, in which case no further extensions shall occur.


                                   ARTICLE III

                    BASE COMPENSATION, EXPENSES, AND BENEFITS

3.01 BASE SALARY. For all services rendered under this Agreement during the term of Employee's employment, the Company shall pay Employee a Base Salary at an annual rate of: $242,000 for 1997 and $242,000 for 1998, the 1998 rate to be subject to change as determined by the Committee; plus a Bonus as set forth in Section 3.02.

3.02   BONUSES.

       (a) Company shall pay Employee a bonus for 1997 equal to 2.5% of the Company's 1997 net income before income taxes, provided that the maximum amount of such bonus shall be $242,000. During 1997 Company shall pay Employee a monthly advance against anticipated 1997 maximum bonus; Employee shall return to Company no later than January 31, 1998 any amount by which the total of such advances paid during 1997 shall exceed 1997 actual bonus.


       (b) Company shall pay Employee a bonus for 1998 equal to 2.5% of the Company's 1998 net income before income taxes, provided that the maximum amount of such bonus shall be $242,000. During 1998 Company shall pay Employee a monthly advance against anticipated 1998 maximum bonus; Employee shall return to Company no later than January 31, 1999 any amount by which the total of such advances paid during 1998 shall exceed 1998 actual bonus. The Committee may unilaterally change the bonus calculation formula and the maximum amount in this subsection by formal resolution, but only if done prior to November 1, 1997.

       (c) If 2.5% of Company's 1996 net income before income taxes shall exceed $220,000, the excess shall be defined as "1996 excess". If 1997 actual bonus is less than $242,000, the shortfall (or as much thereof as is possible) shall be paid first from 1996 excess and thereafter from 1998 excess. If 2.5% of Company's 1997 net income before income taxes shall exceed $242,000, the excess shall be defined as "1997 excess". The balance, if any, of 1997 excess shall be available to pay any 1998 shortfall (or as much thereof as is possible). If 2.5% of Company's 1998 net income before income taxes shall exceed $242,000, the excess shall be defined as "1998 excess".

       (d) The term "actual bonus" for a year (defined as a 12 month period ending December 31, a "Year") shall mean the actual bonus amount calculated by reference to the applicable formula and annual maximum for the Year, plus that part of any excess from a different year that is used to pay all or part of a shortfall for the Year.


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3.03   BENEFITS.  In addition to other compensation to be paid under this
       Article III, Employee shall be entitled to participate in all benefit plans available to all full-time, eligible employees currently maintained or hereafter established by the Company generally, in accordance with the terms and conditions of such plans.


                                   ARTICLE IV

                                EARLY TERMINATION

4.01 EARLY TERMINATION. Subject to the respective continuing obligations of the parties pursuant to Articles V, VI, VII and VIII, this Article sets forth the terms for early termination of this Agreement.

4.02 TERMINATION FOR CAUSE. The Company may terminate this Agreement and Employee's employment immediately for cause. For the purpose hereof, "cause" means (1) fraud, (2) theft or embezzlement of the Company's assets, (3) willful violation of law constituting a felony, (4) the continued failure by Employee to satisfactorily perform his duties as reasonably assigned to Employee pursuant to Section 2.02 of Article II of this Agreement for a period of 60 days after a written demand for such satisfactory performance, which written demand specifically identifies the manner in which it is alleged Employee has not satisfactorily performed such duties. At any time during the 60 day "cure" period described in clause (4) above, at Employee's request the responsible Company executive officer, together with at least one member of the Committee, shall meet in person to discuss the alleged performance deficiencies. In the event of termination for cause pursuant to this
       Section 4.02, Employee shall be paid at the usual rate of Employee's annual Base Salary and shall receive monthly advances against the anticipated maximum bonus (subject to the terms of Section 3.02) through the date of termination specified in any notice of termination. In addition, any amounts to which the Employee is entitled under any Plan shall be continued through such date of termination in accordance with the terms of such Plan.

4.03 TERMINATION WITHOUT CAUSE. Either Employee or the Company may terminate this Agreement and Employee's employment without cause on seventy-five
       (75) days' advance written notice. For purposes of this Section 4.03, termination by Employee for Good Reason shall be deemed a termination by the Company without cause. In the event of termination of this Agreement and of Employee's employment pursuant to this Section 4.03, Employee shall be paid at the usual rate of his annual Base Salary (subject to the terms of Section 3.01) through the date that is one year after the date of termination specified in the notice and shall also receive through such date all monthly advances against the anticipated maximum bonus (subject to the terms of Section 3.02) and all benefits under the plans.

4.04 ENTIRE TERMINATION PAYMENT. The compensation provided for in Article IV for early termination of this Agreement shall constitute Employee's sole remedy for such termination. Employee shall not be entitled to any other termination or severance payment which may be payable to Employee under any other agreement between Employee and the Company or any plan or other policy of the Company. This Section 4.04 shall not have any effect on vested distributions to which Employee may be entitled at termination from any tax-qualified Plan or other Plan.


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                                    ARTICLE V

                   CONFIDENTIALITY, DISCLOSURE AND ASSIGNMENT

5.01 CONFIDENTIALITY. Employee will not, during the term or after the termination or expiration of this Agreement, publish, disclose, or utilize in any manner any Confidential Information obtained while employed by the Company. If Employee leaves the employ of the Company, Employee will not, without its prior written consent, retain or take away any drawing, writing or other record in any form containing any Confidential Information.

5.02 BUSINESS CONDUCT AND ETHICS. During the term of employment with the Company, Employee will engage in no activity or employment which may conflict with the interest of the Company, and will comply with the Company's policies and guidelines pertaining to business conduct and ethics.

5.03 DISCLOSURE. Employee will disclose promptly in writing to the Company all inventions, discoveries, software, writings and other works of authorship which are conceived, made, discovered, or written jointly or singly on the Company's business time or on Employee's own time, provided the invention, improvement, discovery, software, writing or other work of authorship is capable of being used by the Company or its respective affiliates in the normal course of business, and all such inventions, improvements, discoveries, software, writings and other works of authorship shall belong solely to the Company.

5.04 INSTRUMENTS OF ASSIGNMENT. Employee will sign and execute all instruments of assignment and other papers to evidence vestiture of Employee's entire right, title and interest in such inventions, improvements, discoveries, software, writings or other works of authorship in the Company, at the request and the expense of the Company, and Employee will do all acts and sign all instruments of assignment and other papers the Company may reasonably request relating to applications for patents, copyrights, and the enforcement and protection thereof. If Employee is needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements, discoveries, software, writings or other works of authorship conceived, developed or reduced to practice by Employee, Employee agrees to do so, and if Employee leaves the employ of the Company, the Company shall pay Employee at a rate mutually agreeable to Employee and the Company, plus reasonable traveling or other expenses.

5.05 SURVIVAL. The obligations of this Article V shall survive the expiration or termination of this Agreement.

                                   ARTICLE VI

                                 NONCOMPETITION

6.01 NONCOMPETITION. Employee agrees that for a period of two (2) years following termination of employment with the Company for any reason, Employee will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in competition with any part of the Company's business


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       which was under Employee's management or supervision at any time during the term of this Agreement or any part of the Company's business with respect to which Employee has Confidential Information as governed By
       Article V of this Agreement. For purposes of this Section 6.01, "shareholder" shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose voting stock is traded in a public market. Also for purposes of this Section 6.01, "the Company's business" shall include business conducted by the Company and any affiliate of the Company and any partnership or joint venture in which the Company or any of its affiliates is a partner or joint venturer; provided that, "affiliate" as used in this sentence shall not include any corporation in which the Company has ownership of less than ten (10) percent of the voting stock.

6.02 EFFECT OF TERMINATION. In the event Employee's employment terminates for any reason, no additional compensation shall be paid for the noncompetition obligation.

6.03 SURVIVAL. The obligations of this Article VI shall survive the expiration or termination of this Agreement.


                                   ARTICLE VII

                       CHANGE OF OWNERSHIP OF THE BUSINESS

7.01 EFFECT. In the event that substantially all of the assets of the Company are sold (other than as a result of the sale of the stock of the Company) to a person or entity which is not an affiliate of the Company:

       (a) If Employee gives his written consent to the assignment of this Agreement to the purchaser (and such assignment is accepted) this Agreement shall remain in full force and effect between Employee and the assignee.

       (b) If such assignment is not accepted by the purchaser, then this Agreement shall be deemed to have been terminated by the Company without cause pursuant to Articles III and IV; and

       (c) If a proposed assignment is accepted by the purchaser, but Employee does not provide his written consent to such assignment (unless such consent is withheld because the purchaser does not have creditworthiness reasonably equivalent to the Company's and the Company does not agree to guarantee the purchaser's performance of the Company's payment obligations hereunder), this Agreement shall be deemed terminated for cause pursuant to Articles III and IV.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

8.01 NO ADEQUATE REMEDY. The parties declare that it is impossible to measure in money the


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       damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement. Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, such party against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such party shall not urge in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

8.02 SUCCESSORS AND ASSIGNS. Except as otherwise provided in Article VII, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company, and any such successor or assign shall absolutely and unconditionally assume all of the Company's obligations hereunder.

8.03 NOTICES. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address which:

       (a)    In the case of the Company shall be:

              Winthrop Resources Corporation
              1015 Opus Center
              9900 Bren Road East
              Minnetonka, Minnesota   55343
              Attention: President

       (b)    In the case of Employee shall be:

              JACK A. NORQUAL, at the address set forth beneath his signature to this Agreement.

       Any party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

8.04 CAPTIONS. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

8.05 GOVERNING LAW. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to the conflict of laws principles thereof. The parties hereto expressly recognize and agree that the implementation of this Governing Law provision is essential in light of the fact that the Company's corporate headquarters and its principal executive offices are located within the State of Minnesota, and there is a critical need for uniformity in the interpretation and enforcement of the employment agreements between the Company and its key employees.

8.06 CONSTRUCTION. Wherever possible, each provision of this Agreement shall be interpreted in


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       such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.07 WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

8.08 MODIFICATION. This Agreement may not be and shall not be modified or amended except by written instrument signed by the parties hereto.

8.09 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon and supersedes all prior or contemporaneous agreements, understandings and negotiations with respect to the subject matter hereof.

8.10 ATTORNEYS' FEES. In the event there is litigation between the parties hereto with respect to their rights and obligations under this Agreement, the prevailing party in any such litigation shall be entitled to recover from the opposing party all reasonable attorneys' fees and expenses (including fees of accountants) incurred by the prevailing party in connection with such proceeding.

8.11   PRIOR COMPENSATION ARRANGEMENTS.   This Agreement supersedes, effective
       January 1, 1997, the Employment and Noncompetition Agreement dated as of October 26, 1994 and shall not be applicable with respect to any calendar year 1996 compensation. The Company and Employee agree that effective as of January 1, 1997, all previous compensation agreements, contracts or arrangements, written or informal, are terminated.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


EMPLOYEE                                  WINTHROP RESOURCES CORPORATION


/s/ Jack A. Norqual                      By  /s/ John L. Morgan
-----------------------------------         ----------------------------
address:
                                          Its  President
                                             ---------------------------
9493 Olympia Drive
-----------------------------------
Eden Prairie, MN 55347
-----------------------------------

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